Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2013 RESULTS

Strong operating performance and volume growth drive higher earnings

PERRYSBURG, Ohio (Oct. 30, 2013) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2013.

Highlights

•      Third quarter 2013 earnings from continuing operations attributable to the Company were $0.79 per share (diluted), compared with $0.55 per share in the same period of 2012. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.79 per share compared with $0.69 per share in the prior year.

•      Global volumes, up 2%, were higher year-on-year for the first time in seven quarters.

•      Operating profit margin expanded more than 180 basis points in Europe and North America driven by sales volume gains, cost savings and, for Europe, higher production.

•      South America’s profit contracted due to lower demand, principally in the Andean countries, and due to the impact of currency headwinds.

•      The Company reaffirms its full year 2013 free cash flow outlook of at least $300 million.

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Al Stroucken said, “Overall, our operations delivered strong results for the quarter, and we again benefited from our broad geographic footprint. Growth in sales volume in Europe, North America and Asia Pacific outweighed the decline in South America. We are on track with our global structural cost reduction and European asset optimization programs, both of which continue to deliver benefits. And we continued with our disciplined approach to capital allocation, as evidenced by our share repurchases and debt pay-down in the quarter.”

Operational highlights

Net sales in the third quarter of 2013 were $1.78 billion, up 2 percent over the prior year third quarter. Price increased modestly for the Company. Currency was a headwind as the weakened Brazilian real and Australian dollar more than offset a stronger Euro.

Volume, in terms of tonnes shipped, increased 2 percent year-over-year. Europe volume increased 7 percent on growth in wine, food and beer. The Company’s efforts to win back wine customers continued to show traction across Southern Europe. A delayed harvest in Europe shifted volumes into the third quarter, allowing food volumes to record double-digit gains.

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in Note 1 in this release.

Following adverse weather in the second quarter, beer volumes in the third quarter increased year-on-year in both Europe and North America. Volume growth in North America was also driven by non-alcoholic beverages. In South America, a broad macroeconomic slowdown and a general strike in Colombia dampened demand.

Segment operating profit was $259 million, up nearly 6 percent over prior year third quarter. The Company achieved improved profitability from increased sales and production volumes, particularly in Europe, as well as reduced structural costs.

Financial highlights

Net interest expense was $5 million lower than the prior year, primarily due to lower interest rates and to the Company’s ongoing efforts to reduce debt.

The Company’s leverage ratio (net debt to EBITDA) was 2.9 times at the end of the third quarter of 2013. The Company expects to improve its leverage ratio to approximately 2.5 times by the end of the year.

During the quarter, the Company continued to execute on its capital allocation priorities by repurchasing approximately $10 million of outstanding stock and repaying $168 million in debt.

Outlook

Commenting on the Company’s outlook for the fourth quarter, Stroucken said, “We expect market demand in North America and Europe to be sluggish, but stable. As we have limited visibility into the uncertain macroeconomic conditions in South America, our plans anticipate no growth there in the fourth quarter. Irrespective of external challenges, we are focusing on the levers within our control: managing production volatility, reducing structural costs and optimizing our assets. We are confident, therefore, that we will deliver higher full year earnings and free cash flow.”

The Company continues to expect an adjusted EPS range in 2013 of $2.65 to $2.85 per share and free cash flow of at least $300 million for the year.

Note 1

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$132	$0.79	$92	$0.55
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Restructuring, asset impairment and related charges	—	—	23	0.14
Charges for note repurchase premiums and write-off of finance fees	—	—	—	—
Adjusted Net Earnings	$132	$0.79	$115	$0.69

	Nine months ended September 30
	2013		2012
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$346	$2.08	$348	$2.10
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Restructuring, asset impairment and related charges	9	0.05	23	0.14
Charges for note repurchase premiums and write-off of finance fees	11	0.07	—	—
Adjusted Net Earnings	$366	$2.20	$371	$2.24

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.0 billion in 2012, the Company is headquartered in Perrysburg, Ohio, USA, and employs approximately 22,500 people at 79 plants in 21 countries. O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. For more information, visit www.o-i.com or www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Australia, Europe and South America disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for October 31, 2013

O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Thursday, October 31, 2013, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on October 31. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contact:	Erin Crandall, 567-336-2355 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2013 earnings conference call is currently scheduled for Wednesday, January 29, 2014, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net sales	$1,784	$1,747	$5,206	$5,252
Manufacturing, shipping and delivery expense	(1,432)	(1,405)	(4,166)	(4,156)

Gross profit	352	342	1,040	1,096

Selling and administrative expense	(119)	(131)	(377)	(410)
Research, development and engineering expense	(15)	(13)	(45)	(45)
Interest expense (a)	(56)	(61)	(184)	(187)
Interest income	2	2	6	7
Equity earnings	16	16	49	47
Royalties and net technical assistance	4	4	12	13
Other income	8	4	14	10
Other expense (b)	(14)	(36)	(43)	(55)

Earnings from continuing operations before income taxes	178	127	472	476

Provision for income taxes	(40)	(28)	(110)	(113)

Earnings from continuing operations	138	99	362	363

Loss from discontinued operations	(2)	(2)	(15)	(4)

Net earnings	136	97	347	359

Net earnings attributable to noncontrolling interests	(6)	(7)	(16)	(15)

Net earnings attributable to the Company	$130	$90	$331	$344

Amounts attributable to the Company:
Earnings from continuing operations	$132	$92	$346	$348
Loss from discontinued operations	(2)	(2)	(15)	(4)
Net earnings	$130	$90	$331	$344

Basic earnings per share:
Earnings from continuing operations	$0.80	$0.55	$2.10	$2.11
Loss from discontinued operations	(0.01)	(0.01)	(0.09)	(0.03)
Net earnings	$0.79	$0.54	$2.01	$2.08

Weighted average shares outstanding (000s)	164,546	164,800	164,330	164,614

Diluted earnings per share:
Earnings from continuing operations	$0.79	$0.55	$2.08	$2.10
Loss from discontinued operations	(0.01)	(0.01)	(0.09)	(0.03)
Net earnings	$0.78	$0.54	$1.99	$2.07

Diluted average shares (000s)	165,981	165,765	165,739	165,964

(a)         Amount for the nine months ended September 30, 2013 includes charges of $11 million (before and after tax amount attributable to the Company) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a reduction in earnings per share of $0.07.

(b)         Amount for the nine months ended September 30, 2013 includes charges of $10 million ($9 million after tax amount attributable to the Company) for restructuring, asset impairment and related charges. The effect of this charge is a reduction in earnings per share of $0.05.

Amount for the three and nine months ended September 30, 2012 includes charges of $33 million ($23 million after tax amount attributable to the Company) for restructuring and asset impairments.  The effect of this charge is a reduction in earnings per share of $0.14.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Current assets:
Cash and cash equivalents	$219	$431	$336
Receivables, less allowances for losses and discounts	1,172	968	1,133
Inventories	1,178	1,139	1,228
Prepaid expenses	103	110	91

Total current assets	2,672	2,648	2,788

Investments and other assets:
Equity investments	291	294	300
Repair parts inventories	126	133	148
Pension assets			120
Deposits, receivables and other assets	667	675	715
Goodwill	2,059	2,079	2,065

Total other assets	3,143	3,181	3,348

Property, plant and equipment, at cost	6,566	6,667	6,837
Less accumulated depreciation	3,909	3,898	4,102

Net property, plant and equipment	2,657	2,769	2,735

Total assets	$8,472	$8,598	$8,871

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$366	$319	$356
Current portion of asbestos-related liabilities	155	155	165
Accounts payable	989	1,032	853
Other liabilities	577	656	664

Total current liabilities	2,087	2,162	2,038

Long-term debt	3,298	3,454	3,537
Deferred taxes	195	182	209
Pension benefits	803	846	792
Nonpension postretirement benefits	199	264	269
Other liabilities	315	329	370
Asbestos-related liabilities	198	306	220
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	3,034	3,005	3,002
Treasury stock, at cost	(442)	(425)	(413)
Retained earnings (loss)	136	(195)	(35)
Accumulated other comprehensive loss	(1,520)	(1,506)	(1,270)

Total share owners’ equity of the Company	1,210	881	1,286
Noncontrolling interests	167	174	150

Total share owners’ equity	1,377	1,055	1,436

Total liabilities and share owners’ equity	$8,472	$8,598	$8,871

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings	$136	$97	$347	$359
Loss from discontinued operations	2	2	15	4
Non-cash charges:
Depreciation	84	96	264	287
Amortization of intangibles and other deferred items	14	9	33	25
Amortization of finance fees and debt discount	8	8	24	24
Pension expense	25	25	77	69
Restructuring, asset impairment and related charges		33	10	33
Other	42	(8)	76	23
Pension contributions	(6)	(37)	(23)	(76)
Asbestos-related payments	(59)	(28)	(108)	(86)
Cash paid for restructuring activities	(7)	(7)	(54)	(47)
Other changes in non-current assets and liabilities	(54)	(20)	(103)	(59)
Change in components of working capital	42	55	(309)	(325)
Cash provided by continuing operating activities	227	225	249	231
Cash utilized in discontinued operating activities	(2)	(2)	(7)	(4)
Total cash provided by operating activities	225	223	242	227

Cash flows from investing activities:
Additions to property, plant and equipment	(75)	(54)	(239)	(178)
Acquisitions, net of cash acquired				(5)
Net cash proceeds related to sale of assets and other		29	6	49
Proceeds from collection of (payments to fund) minority partner loan	(12)		(16)	9
Cash utilized in investing activities	(87)	(25)	(249)	(125)

Cash flows from financing activities:
Additions to long-term debt	30		704	119
Repayments of long-term debt	(185)	(147)	(909)	(275)
Increase (decrease) in short-term loans	(13)	(42)	46	(11)
Net receipts (payments) for hedging activity	(7)	(2)	(13)	25
Payment of finance fees			(7)
Dividends paid to noncontrolling interests		(1)	(21)	(24)
Treasury shares purchased	(10)	(14)	(20)	(14)
Issuance of common stock and other	16		22	1
Cash utilized in financing activities	(169)	(206)	(198)	(179)
Effect of exchange rate fluctuations on cash	1	8	(7)	13
Decrease in cash	(30)	—	(212)	(64)
Cash at beginning of period	249	336	431	400
Cash at end of period	$219	$336	$219	$336

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net sales:

Europe	$733	$652	$2,129	$2,088
North America	529	513	1,525	1,511
South America	282	323	820	882
Asia Pacific	236	254	714	741

Reportable segment totals	1,780	1,742	5,188	5,222

Other	4	5	18	30

Net sales	$1,784	$1,747	$5,206	$5,252

Segment operating profit (a):

Europe	$97	$74	$267	$289
North America	87	75	254	249
South America	42	69	132	154
Asia Pacific	33	27	99	79

Reportable segment totals	259	245	752	771

Items excluded from segment operating profit:
Retained corporate costs and other	(27)	(26)	(92)	(82)
Restructuring, asset impairment and related charges		(33)	(10)	(33)

Interest income	2	2	6	7
Interest expense	(56)	(61)	(184)	(187)
Earnings from continuing operations before income taxes	$178	$127	$472	$476

The following notes relate to segment operating profit:

(a)                                 Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from segment operating profit to earnings from continuing operations before income taxes is included in the tables above.